NATIONWIDE LIFE INSURANCE COMPANY

ONE NATIONWIDE PLAZA

COLUMBUS, OHIO 43215

SUPPLEMENTAL OPTION TO THE INDIVIDUAL SINGLE PURCHASE PAYMENT IMMEDIATE FIXED INCOME ANNUITY

General Information Regarding this Supplemental Option

This supplemental option (the “Option”) is made part of the Contract to which it is attached and is effective on the date it is elected.

Nationwide will not start any payments under the Contract until and unless the triggering events, found in the Income Phase section of this Option, occur.

This Option and Contract to which it is attached work together in three phases: an “Accumulation Phase”, a “Withdrawal Phase” and an “Income Phase.” This Option contains the terms and conditions of the Accumulation Phase and the Withdrawal Phase. The Contract contains the terms and conditions of the Income Phase, except as stated in the Option.

To the extent any provisions contained in this Option are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this Option will control the Contract.  Non-defined terms shall have the meaning given to them in the Contract.

Guarantees of the Option

Subject to the terms and conditions set forth in this Option, Nationwide guarantees that it will provide Guaranteed Lifetime Income Payments for the life of the Annuitant and Co-Annuitant, if any, in accordance with the Contract by multiplying the Guaranteed Lifetime Withdrawal Base by the Guaranteed Lifetime Withdrawal Percentage to determine the amount of the Guaranteed Lifetime Income Payments.

Eligibility to Purchase Option

This Option is only offered to investors who have their investments managed by the Asset Management Company.  The Contract Owner must be the Annuitant, and if the Spousal Continuation Option is elected, the spouse must be named a Co-Annuitant.  Without the Spousal Continuation Option, the minimum age of an Annuitant for the Option is 45 and the maximum age is 75.  With the Spousal Continuation Option, the minimum age that the youngest Co-Annuitant must be is 45.  With the Spousal Continuation Option, the younger Co-Annuitant must not have reached their 81st birthday, and the older Co-Annuitant must not reach their 85th birthday.

During the Accumulation Phase, the assets covered by this Option are held in an advisory account (“Account”) managed by the Asset Management Company. The assets must be held in an Eligible Portfolio listed on the Option data page.  Once the Contract Owner has chosen an Eligible Portfolio, they may later switch from one Eligible Portfolio to another.

There must be at least the Eligible Account Value in the Account in order to purchase the Option and Contract.  The  Contract Owner must execute an agreement with the Asset Management Company that provides for the deduction and remittance of the Fee to Nationwide.

Fee

Pursuant to an authorization from the Contract Owner, the Asset Management Company will deduct  from the Contract Owner’s Account, and remit to Nationwide an annual fee (the “Fee”) of up to 1.75% of the current value of the Guaranteed Lifetime Withdrawal Base. The annual fee percentage of 1.75% includes a 0.30% maximum fee percentage for the Spousal Continuation Option.  The fee will be taken on a quarterly basis.  A prorated fee for any partially completed quarter will be refunded upon full termination of the Option.

The fee will be assessed as long as the conditions in this Option remain in-force or until the Income Phase begins.  The Fee is shown on the Option data page.

Nationwide will not increase the Fee before the second contract anniversary even if certain terms and conditions in this Option change during that time.

Definitions

The following definitions are added to the Contract:

Account – The assets the Contract Owner owns which are held at and managed by the Asset

Management Company and invested in accordance with this Option.

Accumulation Phase – Assets are managed by the Asset Management Company.  The obligations of Nationwide and the Contract Owner during the Accumulation Phase are set forth in this Option. During the Accumulation Phase no assets are held or managed by Nationwide.

Account Value – The value of the assets in the Account, as determined as of the close of business on a Valuation Date.

Annuity Date – The date on which Nationwide receives the Premium.

Asset Management Company – The company who manages the Account and who is named on the Option data page.

Co-Annuitant – The spouse of the Annuitant on whose life guaranteed lifetime withdrawals under the Spousal Continuation Option will also apply.  A Co-Annuitant may only be named when the Spousal Continuation Option is elected.

Eligible Account Value – The minimum amount required to be in the Eligible Portfolio when this Option is purchased.  This amount is shown on the Option data page.

Eligible Portfolio – The investment options available under the Option, one of which must be held in the Account.

Former Eligible Portfolio – A previously permissible investment option no longer available for new Contract Owners under this Option.

Guaranteed Lifetime Income Payments - Annuity payments  Nationwide makes under the Contract.

Guaranteed Lifetime Withdrawal Amount – The amount that can be withdrawn from the Account each Calendar year during the Withdrawal Phase without reducing the Guaranteed Lifetime Withdrawal Base.  This amount is non-cumulative, meaning that it cannot be carried over from one year to the next. The initial Guaranteed Lifetime Withdrawal Amount is shown on the Option data page.

Guaranteed Lifetime Withdrawal Base – The amount upon which the Guaranteed Lifetime Withdrawal Amount is calculated.  The Guaranteed Lifetime Withdrawal Base may increase or decrease during the Accumulation and Withdrawal Phases.  At the time this Option is purchased, the Guaranteed Lifetime Withdrawal Base is equal to the Account Value.

Guaranteed Lifetime Withdrawal Percentage – The percentage multiplied by the Guaranteed Lifetime Withdrawal Base to determine the Guaranteed Lifetime Withdrawal Amount.  The Guaranteed Lifetime Withdrawal Percentage is 4% when the younger Annuitant and any Co-Annuitant reaches the age of 55 and is 5% when the younger of the Annuitant and any Co-Annuitant reaches the age of 65.

Income Phase – Triggered by certain events as described in this Option. The Account Value is transferred to the Contract and Nationwide begins making Guaranteed Lifetime Income Payments.

Minimum Account Value – The greater of:

1.	the amount determined by the Asset Management Company, as shown on the Option data page; or

2.	the annual Guaranteed Lifetime Withdrawal Amount.

Minimum Account Value Eligible Portfolio - The Eligible Portfolio available only to Contract Owners who have reached the Minimum Account Value before the Withdrawal Start Date.

Premium – The amount that is in the Account when the Income Phase begins.  This amount is transferred to Nationwide when the Income Phase begins and is applied to the Contract.

Option Anniversary – Any anniversary of the date Nationwide issues this Option.

Option Year – Any one-year period starting on the date Nationwide issues this Option.

Spousal Continuation Option – An election allowing a spouse to be named as a Co-Annuitant so that the Guaranteed Lifetime Withdrawal Amount will be paid during the lifetimes of the Annuitant and Co-Annuitant.

Valuation Date – Each day the New York Stock Exchange is open for business. The value of the Account is generally determined at the end of each Valuation Date, which is generally at 4:00 p.m. Eastern Time, but may be earlier on certain days when the New York Stock Exchange is closed early.

Withdrawal Phase - Anytime after the younger Annuitant and any Co-Annuitant reaches the age of 55, the Contract Owner may elect to begin the Withdrawal Phase.  Once the Contract is in the Withdrawal Phase, annual withdrawals may be taken up to Guaranteed Lifetime Withdrawal Amount from the Account without reducing the Guaranteed Lifetime Withdrawal Base and any potential

Guaranteed Lifetime Income Payments.  During the Withdrawal Phase no assets are held or managed by Nationwide in this Option.

Withdrawal Start Date – The date the Annuitant and Co- Annuitant, if any, is eligible in this Option and notifies Nationwide to begin taking annual withdrawals of the Guaranteed Lifetime Withdrawal Amount from the Account.

ACCUMULATION PHASE

Guaranteed Lifetime Withdrawal Base

The initial original Guaranteed Lifetime Withdrawal Base is the Account Value when this Option is purchased.  The Guaranteed Lifetime Withdrawal Base can increase or decrease.

Nationwide calculates the annual Option Fee based upon the Guaranteed Lifetime Withdrawal Base.  Any increases or decreases to the Guaranteed Lifetime Withdrawal Base will increase or decrease the Fee in the same manner.

Increases to the Guaranteed Lifetime Withdrawal Base During the Accumulation Phase

The Guaranteed Lifetime Withdrawal Base can be increased in two ways:

Additional Deposits to the Account

Nationwide will automatically increase the Guaranteed Lifetime Withdrawal Base by the amount of additional deposits the Contract Owner makes to the Account.

Annual Benefit Base Review

On each Contract Anniversary during the Accumulation Phase, Nationwide will conduct an Annual Benefit Base Review to see if the Contract Owner is eligible for an increase to the Guaranteed Lifetime Withdrawal Base.  The Guaranteed Lifetime Withdrawal Base will be set equal to the greatest of:

(a) the current Guaranteed Lifetime Withdrawal Base, adjusted for transactions in the previous contract year that affectedthe Guaranteed Lifetime Withdrawal Base;

(b) the Account Value as of the Contract Anniversary; or

(c) the Guaranteed Lifetime Withdrawal Base, adjusted for transactions in the previous contract year that affected the Guaranteed Lifetime Withdrawal Base, plus 5% of the original Guaranteed Lifetime Withdrawal Base, for each attained Contract Anniversary.

Upon written request Nationwide will cancel the Annual Benefit Base Review.

Decreases to the Guaranteed Lifetime Withdrawal Base During the Accumulation Phase

Nationwide will not reduce the Guaranteed Lifetime Withdrawal Base due to market performance.

Nationwide will only reduce the Guaranteed Lifetime Withdrawal Base during the Accumulation Phase if the Contract Owner makes an early withdrawal from the Account.

Early Withdrawal

An early withdrawal is any withdrawal the Contract Owner makes prior to the Withdrawal Start Date.

Nationwide will reduce the Guaranteed Lifetime Withdrawal Base by the greater of (a) or (b), where:

(a)	= the dollar amount of the early withdrawal; and

(b)	= a “proportional amount” derived from the following calculation: (A ÷ B) × C, where:

A =	the dollar amount of the early withdrawal;

B =	the Account Value on the date of the early withdrawal; and

C =	the Guaranteed Lifetime Withdrawal Base on the date of the early withdrawal.

Account Value reaches Minimum Account Value before Withdrawal Start Date

If the Account Value reaches the Minimum Account Value before the Withdrawal Start Date, the Contract Owner has three options:

1.	Add more money to the Account Value to bring the Account Value above the Minimum Account Value; or

2.	Terminate the Option and Contract; or

3.	Transfer the Account Value to the Minimum Account Value Eligible Portfolio. All of the other terms and conditions of this Option remain the same.

WITHDRAWAL PHASE

Increases to the Guaranteed Lifetime Withdrawal Base During the Withdrawal Phase

The Withdrawal Phase will not begin unless and until the Annuitant and any Co-Annuitant reaches the age of 55 must elect to begin the Withdrawal Phase. The Guaranteed Lifetime Withdrawal Base can be

increased in the Withdrawal Phase during the Annual Benefit Base Review.

On each Contract Anniversary during the Withdrawal Phase, Nationwide will conduct an Annual Benefit Base Review to see if the Contract Owner is eligible for an increase to the Guaranteed Lifetime Withdrawal Base.  The Guaranteed Lifetime Withdrawal Base will be set equal to the greater of:

(a) the current Guaranteed Lifetime Withdrawal Base, adjusted for transactions in the previous contract year that affected the Guaranteed Lifetime Withdrawal Base; or

(b) the Account Value as of the Contract Anniversary.

Upon written request Nationwide will cancel the Annual Benefit Base Review.

Decreases to the Guaranteed Lifetime Withdrawal Base During the Withdrawal Phase

Nationwide will not reduce the Guaranteed Lifetime Withdrawal Base due to market performance.

Nationwide will only reduce the Guaranteed Lifetime Withdrawal Base in the Withdrawal Phase if the Contract Owner makes an excess withdrawal from the Account.

Excess Withdrawal

An excess withdrawal is any withdrawal taken after the Withdrawal Start Date that, during any calendar year, exceeds the Guaranteed Lifetime Withdrawal Amount.  Nationwide will reduce the Guaranteed Lifetime Withdrawal Base by the greater of (a) or (b) where:

(a) =	the dollar amount of the excess withdrawal (the amount withdrawn during any calendar year in excess of the Guaranteed Lifetime Withdrawal Amount); and

(b) =	a “proportional amount” derived from the following calculation: (A ÷ B) × C, where:

A =	the dollar amount of the excess withdrawal;

B =	the Account Value on the date of the excess withdrawal; and

C =	the Guaranteed Lifetime Withdrawal Base on the date of the excess withdrawal.

Withdrawal Exception

Withdrawals up to a certain amount can be deducted from the Account each calendar quarter to pay for advisory and other service fees associated with the Account without being considered Early Withdrawals/Excess Withdrawals, as applicable (“Withdrawal Exception”).  Currently, the maximum amount of the Withdrawal Exception is indicated on the Option data page.

If the actual fees for advice and other services exceed the Withdrawal Exception, and the Contract Owner withdraws the entire fee amount from the Account, the amount withdrawn above the Withdraw Exception will be considered an Early Withdrawal/Excess Withdrawal, as applicable, and will reduce the Guaranteed Lifetime Withdrawal Base.

INCOME PHASE

If and when any of the following triggering events occurs, the Contract will be eligible to begin the Income Phase:

•	After the Withdrawal Start Date, the Account Value falls below the greater of the Minimum Account Value or the Guaranteed Lifetime Withdrawal Amount; or

•	The Account Value is invested in a Minimum Account Value Eligible Portfolio, and the Contract Owner reaches the Withdrawal Start Date; or

•	The Contract Owner, after reaching eligibility for or establishes the Withdrawal Start Date, affirmatively elects to begin the Income Phase.

After a triggering event occurs, Nationwide will notify the Annuitant.  If the Annuitant has not notified Nationwide within 90 days after notice that the Annuitant wishes to enter the Income Phase, Nationwide will assume that the Annuitant does not wish to enter the Income Phase, and the Contract will terminate.

If and when the Contract Owner elects to begin the Income Phase, the Account will then be closed with the Asset Management Company and any remaining Account Value will be transferred to the Contract.  At this time, Nationwide will begin making annual Guaranteed Lifetime Income Payments to the Annuitant or to the Co-Annuitant, if the Spousal Continuation Option, described herein, is elected.  The amount of the Guaranteed Lifetime Income Payments will be based upon the most recent Guaranteed Lifetime Withdrawal Base and the Guaranteed Lifetime Withdrawal Percentage.

Terms and Conditions of the Contract

Nationwide can change certain terms and conditions of the Contract.  These terms and conditions are: determination of a permissible Eligible Portfolio and changes to the Contract Fee Percentage associated with an Eligible Portfolio.

If Nationwide changes one or more terms and conditions of the Contract after it is issued, the change will not apply to the Contract unless the Contract Owner agrees to such change.  The Contract Owner’s acceptance or rejection of any such change will impact the Annual Benefit Base Review which, as of the effective date of the change of terms and conditions, will no longer be automatic.  Rather, in order for the Annual Benefit Base Review to occur, the Contract Owner must consent to have the change in terms and conditions applied to the Contract.

If the Contract Owner accepts the new terms and conditions associated with the Contract, Nationwide will conduct an Annual Benefit Base Review at the time of the Contract Owner’s next Contract Anniversary.

If the Contract Owner refuses to accept the terms and conditions or Nationwide does not receive the Contract  Owner’s election to accept the terms and conditions change within 60 days after the day Nationwide sends notification to the Contract Owner, the new terms and conditions of the Contract will not apply to the Contract.  The Guaranteed Lifetime Withdrawal Base will stay at the same value as of the most recent Contract Anniversary and will no longer increase.  If the Contract Owner submits Additional Deposits to the Account, the Contract Owner will receive a dollar for dollar increase to the Guaranteed Lifetime Withdrawal Base.  Once a terms and conditions change is declined, the Contract Owner will no longer be permitted to accept any other terms and conditions change or reinstate the Annual Benefit Base Review.

Spousal Continuation Option

The Contract Owner may elect the Spousal Continuation Option offered with this Option.  The Guaranteed Lifetime Withdrawal Amount will be paid during the joint lives of the Annuitant and Co-Annuitant.

For the benefits associated with the Spousal Continuation Option, Nationwide will deduct an annual fee of up to 0.30% of the current value of the Guaranteed Lifetime Withdrawal Base. The Fee is shown on the Option data page.

In order to take advantage of this additional benefit the following will apply.

1.
The Spousal Continuation Option must be elected at the time the Option is purchased, and the younger spouse must not have reached their 81st birthday, while the older spouse must not have reached their 85th birthday.

2.
Both spouses must own the Account and be Co-Annuitants of the Contract.  For Contracts issued to IRAs and Roth IRAs, both spouses must be named as Co-Annuitants and the spouse for whom the IRA or Roth IRA was established must name their spouse the sole beneficiary of the Account.

3.
For events prior to the Withdrawal Start Date, such as if the marriage terminates due to divorce, dissolution or annulment, or if a Co-Annuitant dies, Nationwide will remove the Spousal Continuation Option from the Contract upon written request and evidence of the marriage termination or death that is satisfactory to Nationwide.  After removal of the Spousal Continuation Option, the fee will not be charged.  Once the Spousal Continuation Option is removed from the Contract, the Spousal Continuation Option may not be reelected or added to cover a subsequent spouse.

4.
For events on or after the Withdrawal Start Date, such as if the marriage terminates due to divorce, dissolution or annulment, or if a Co-Annuitant dies, the Spousal Continuation Option will not be removed from the Contract.  The remaining owner of the Contract will continue to be charged the fee for the Spousal Continuation Option.  Upon notification from the remaining owner of the contract in a form acceptable to Nationwide, the former spouse will no longer be eligible to receive withdrawals.

5.	For Contracts with non-natural owners (other than IRAs), one spouse must be named as the Annuitant and the other spouse must be named as the Co-Annuitant.

6.	Upon either co-annuitant’s death, the surviving spouse must keep the Account open and comply with all of the requirements of this Contract.

7.
If the Contract Owner enters the Income Phase of the Contract, both the Contract Owner and spouse must be named primary beneficiaries of the Contract at that time to ensure the Guaranteed Lifetime Income Payments will continue for both lives.

Suspension of the Option

Nationwide may suspend any increases to the Guaranteed Lifetime Withdrawal Base and the Option will be subject to termination if any of the following events occur:

•
The Contract Owner does not comply with all provisions of this Option, including, but not limited to, the requirement that the Contract Owner invest 100% of the assets in the Account in an Eligible Portfolio or Former Eligible Portfolio and remain invested as required by the Eligible Portfolio or former Eligible Portfolio, and the requirement that the Contract Owner execute an agreement with the Asset Management Company that provides for the deduction and remittance of the Fee; or

•	The Account value falls below the Minimum Account Value; or

•	The Asset Management Company listed on the Option data page no longer manages any Eligible Portfolios or Former Eligible Portfolios; or

•
The Contract Owner makes an additional deposit to the Account when the value of the Account already exceeds $2,000,000 in total gross deposits, or if the Contract Owner makes an additional deposit to the Account that causes the Account to exceed $2,000,000 in total gross deposits.

If one of the suspension events occurs, Nationwide will provide the Contract Owner with a suspension notice indicating what exactly is triggering the suspension.  The purpose of this suspension notice is to give the Contract Owner the opportunity to cure the issue that has triggered the suspension.  If the Contract Owner takes corrective action within the cure period, as stated on the Option data page, in a manner acceptable to Nationwide, the suspension will be lifted.

If the Contract Owner does not cure the issue within the cure period Nationwide will terminate this Option and the Contract.

Suspension because Asset Management Company no longer manages any Eligible Portfolios:

If the Asset Management Company no longer manages any Eligible Portfolios, the purpose of the suspension notice is to give the Contract Owner the opportunity to preserve the guarantees under the Option.  The Contract Owner can accomplish this in two ways:

1)	by transferring the Account Value to another asset management company approved by Nationwide; or

2)	by transferring the assets in the Account to an annuity contract that Nationwide, or one of its affiliates, offer.

For 1) above, Nationwide must have entered into a written agreement with the new asset management company with respect to eligible portfolios and administration of the Account.  Additionally, the value of the guarantees transferred will be equal to the Guaranteed Lifetime Withdrawal Base on the Valuation Date of the Transfer.

For 2) above, the amount transferred to the new annuity contract will be equal to the Guaranteed Lifetime Withdrawal Base on the Valuation Date of the transfer.

Termination of the Option

Nationwide may terminate this Option and the Contract ifthe Contract Owner fails to cure the cause of a Contract suspension within the suspension cure period.

Contract Provisions Modified by the Option

The definitions for Beneficiary and Contingent Beneficiary in the DEFINITIONS section of the Contract are hereby deleted and replaced with the following:

Beneficiary – The person designated to receive any remaining Premium, if any, after the death of the Annuitant and Co-Annuitant, if any.

The second paragraph in the provision for Annuitant/Co-Annuitant and Non-Qualified Contract in the OWNERSHIP PROVISONS section of the Contract is hereby deleted.

The first sentence following the “Beneficiary” section of the Contract under “Ownership Provisions” is hereby deleted and replaced with the following:

The Beneficiary is the person designated to receive any remaining Premium, if any, after the death of the Annuitant and Co-Annuitant, if any.

The INCOME OPTIONS section of the Contract is hereby deleted and replaced with the following:

INCOME OPTIONS

Any annuity income option not set forth in the Contract which is satisfactory to both the Company and the Owner may be selected. Options available for Contracts issued to IRAs may be limited based on the age of the Annuitant (and Co-Annuitant, if applicable) and distribution requirements under the Code.

Single Life

Guaranteed Lifetime Income Payments will be paid during the lifetime of the Annuitant.

Payments will cease with the last payment due prior to the death of the Annuitant.

The “Restrictions of Withdrawals” Section is hereby deleted and replaced with the following:

To assist in preventing disqualification in the event of a withdrawal during the ten day look period, the Company will agree to transfer the proceeds to another contract which meets the requirements of Code Section 408 (for IRAs), upon proper direction by the Owner.

The Death of Annuitant subsection under the DEATH PROVISIONS PRIOR TO THE INCOME START DATE section is hereby deleted and replaced with the following:

Death of Annuitant

If the Annuitant dies prior to the Income Start Date but after the Account Value has been transferred to the Contract, and there is no Co-Annuitant, this Contract will terminate and the Premium, less any applicable premium tax, shall be paid to the Beneficiary.

The Death of Annuitant subsection under the DEATH PROVISIONS AFTER THE INCOME START DATE section is hereby deleted and replaced with the following:

Death of Annuitant

If the Annuitant dies after the Income Start Date, and there is no Co-Annuitant, this Contract will terminate and any remaining Premium, less any applicable premium tax, shall be paid to the Beneficiary.

Executed for Nationwide by:

                            /s/ Robert W. Horner, III                                            /s/ Mark Thresher
Secretary                                                                President